EXHIBIT 99.2

AMERICAN ACHIEVEMENT CORPORATION ANNOUNCES CLOSING OF SENIOR SECURED NOTES OFFERING

AUSTIN, TX, November 1, 2010  — American Achievement Corporation (the “Company”) today announced the closing of the private placement of $365.0 million aggregate principal amount of 10.875% senior secured notes due 2016 (the “Secured Notes”).  The Secured Notes will be fully and unconditionally guaranteed, jointly and severally, on a second-priority senior secured basis by AAC Holding Corp., the direct parent company of the Company (“Parent”), and each of the Company’s direct and indirect domestic subsidiaries other than certain immaterial subsidiaries.

The net proceeds of this offering, along with borrowings under a new revolving credit facility of the Company and the proceeds of an issuance of preferred stock by the Company’s indirect parent, American Achievement Group Holding Corp. (“Parent Holdings”), will be used to consummate the previously announced refinancing of existing debt of the Company and its direct and indirect parent companies, to (a) repay the Company’s existing senior secured credit facility and pay all related fees and expenses, (b) purchase the Company’s 8.25% senior subordinated notes due April 1, 2012, AAC Group Holding Corp.’s outstanding 10.25% senior discount notes due October 1, 2012 and Parent Holdings’ outstanding 12.75% senior PIK notes due October 1, 2012 (together, the “Existing Notes”) pursuant to the previously announced tender offer and consent solicitation (the “Offer”), as described in the Offer to Purchase and Consent Solicitation Statement, dated October 18, 2010 (the “Offer to Purchase”), that, in each case, were validly tendered and not withdrawn prior to the early tender time of 5:00 p.m. on Friday, October 29, 2010, (c) fund the redemption announced today, of any and all outstanding Existing Notes that were not tendered prior to the early tender time pursuant to the Offer, (d) redeem or repurchase all outstanding Series A preferred stock of American Achievement Intermediate Holding Corp. and all outstanding Series A preferred stock of Parent Holdings and (e) to pay related fees and expenses.

The Secured Notes have not been registered under the Securities Act of 1933, as amended, or any state securities laws and may not be offered or sold in the United States absent registration or an applicable exemption from registration requirements.

This press release is not an offer to purchase or a solicitation of an offer to sell any securities, including the Existing Notes, and there shall not be any offer or sale of the Secured Notes in any state or jurisdiction in which such offer or sale would be unlawful. The tender offers are only being made pursuant to the terms of the Offer to Purchase and Consent Solicitation Statement and the related Consent and Letter of Transmittal.

About the Company:

Parent Holdings is the indirect parent company of Intermediate Holdings.  Intermediate Holdings is the indirect parent company of AAC.  AAC is a provider of products that forever mark the special moments of people’s lives.  As the parent company of brands such as Balfour®, ArtCarved®, Keepsake®, and Keystone®, AAC’s legacy is based upon the delivery of exceptional, innovative products, including class rings, yearbooks, graduation products and affinity jewelry through in-school and retail distribution.

Media Contact:

Anna Cordasco/Brooke Gordon/Jonathan Doorley
Sard Verbinnen & Co
(212) 687-8080

This press release contains certain forward-looking statements.  Such forward-looking statements are subject to various risks and uncertainties. Neither the Company nor any of its affiliates or representatives undertakes any obligation to revise or publicly update these forward-looking statements, whether as a result of new information or otherwise.